Exhibit 10.01
Proposed Amendment Number 4 to the
OGE Energy Corp. Deferred Compensation Plan
(As Amended and Restated Effective January 1, 2005)
OGE Energy Corp., an Oklahoma corporation (the “Company”), by action of its Board of Directors taken in accordance with the authority granted to it by Article X of the OGE Energy Corp. Deferred Compensation Plan (As Amended and Restated Effective January 1, 2005), as heretofore amended (the “Plan”), hereby further amends the Plan in the following respects effective August 1, 2013 or such later date as approved by Pete Delaney:
1.By deleting the fifth sentence of Section 6.2 of the Plan and inserting in lieu thereof the following:

“Any such election shall be made in the form and at the time specified by the Administrator, including electronically; provided, however, that any Discretionary Credits allocable for investment in the assumed investment alternative based on the Company's common stock or on Partnership Units, as the case may be, and the portion of the Account attributable to such Discretionary Credits may not be redirected to other assumed investment alternatives, except to the extent permitted by the terms of the award of such Discretionary Credits.”

IN WITNESS WHEREOF, the Company has caused this instrument to be signed by a duly authorized officer on this 1st day of November, 2013.

OGE ENERGY CORP.

By:	/s/ Sean Trauschke
Sean Trauschke
Vice President and Chief Financial Officer